Exhibit 10.1.9

This Agreement has been subordinated to the terms of that certain Revolving Credit and Term Loan Agreement dated as of August 19, 2003, by and among Staktek Holdings, Inc., SC Merger Sub, Inc., Research Applications, Inc., Comerica Bank as Agent (“Agent”) and the other financial institutions party thereto from time to time (the “Banks”), as the same may be amended, restated or otherwise modified from time to time after the date hereof pursuant to the terms of that certain Subordination Agreement dated as of August 19, 2003, by and among Agent, the Banks, Austin Ventures VII, L.P. and Austin Ventures VIII, L.P., as the same may be amended, restated or otherwise modified from time to time after the date hereof.

LOAN AGREEMENT

This Loan Agreement (“Agreement”) is made as of August 19, 2003, by and among Austin Ventures VII, L.P., a Delaware limited partnership, and Austin Ventures VIII, L.P., a Delaware limited partnership (collectively, “Lender”), and Staktek Holdings, Inc., a Delaware corporation (“Borrower”), with reference to the following facts:

A. Borrower has requested that Lender extend to Borrower credit on the terms and conditions set forth herein.

B. Lender is prepared to extend such credit as aforesaid, but only on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants contained herein, Borrower and Lender agree as follows:

1. DEFINITIONS

1.1 Certain Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Senior Credit Agreement (as defined below). For the purposes of this Agreement the following terms will have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person or group acting in concert in respect of the first Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such first Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Unless otherwise specified to the contrary herein, or the context requires otherwise, Affiliate shall refer to Affiliates of Borrower. Officers and employees of Borrower are not affiliates of the Person by virtue of their office or employment alone.

“Asset Sale” shall mean the sale, transfer or other disposition by any Party of any asset (other than stock or other ownership interests of any Subsidiary) to any Person (other than to the Borrower or any Guarantor), other than sales, transfers or other dispositions of inventory in the ordinary course of business and sales of assets or other dispositions of assets that have been damaged, become obsolete, worn out or are no longer useable or useful in the conduct of the business of such Party.

“Bankruptcy Code” shall mean Title 11 of the United States Code and the rules promulgated thereunder.

“Business Day” shall mean any day other than a Saturday or a Sunday on which commercial Lender are open for domestic and international business in the State of Texas.

“Capital Expenditures” shall mean, for any period, with respect to any Person, the aggregate of all expenditures incurred by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Stock” shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

“Collateral” shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of Lender is or has been granted by any Person or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.

“Collateral Documents” shall mean the Security Agreement, the Mexican Equipment Pledge, any Mortgages, the other acknowledgments, certificates, stock powers, financing statements, instruments and other security documents executed by any Party in favor of Lender including all such additional documents necessary to secure a first priority perfected Lien in favor of Lender in the assets of Staktek Group L.P., a Texas limited partnership, located in Mexico in each case as of the Effective Date or, from time to time, subsequent thereto, in connection with such collateral documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.

“Consolidated” (or “consolidated”) or “Consolidating” (or “consolidating”) shall mean, when used with reference to any financial term in this Agreement, Borrower and its Subsidiaries,

of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP, applied on a consistent basis. Unless otherwise specified herein, “Consolidated” and “Consolidating” shall refer to the Parties, determined on a Consolidated or Consolidating basis.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Debt” shall mean as to any Person, without duplication (a) all Funded Debt of a Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by such Person (in each case measured for financial covenant reporting purposes based on the termination value thereof, assuming termination on the applicable date of determination), (e) Capitalized Leases and any other items which would be classified as liabilities on the balance sheet of such Person and (f) all Off-Balance Sheet Liabilities.

“Default” shall mean any event which with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

“Distribution” is defined in Section 5.6 hereof.

“Dollars” and the sign “$” shall mean lawful money of the United States of America.

“Effective Date” shall mean the date that the loan to be made hereunder is advanced to Borrower.

“Event of Default” shall mean each of the Events of Default specified in Section 6.1 hereof.

“Funded Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities secured by any liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, in each case determined in accordance with GAAP; provided however that so long as such Person is not personally liable for such liabilities, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by such Person prior to the occurrence of a termination event with respect thereto.

“GAAP” shall mean generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Obligations” means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing person in respect of any obligation of another Person (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Guarantor in good faith.

“Guarantor(s)” shall mean each Subsidiary of Borrower now or hereafter existing which has executed and delivered or otherwise joined into the Guaranty.

“Guaranty” shall mean a guaranty of all Indebtedness of the Borrower, to be executed and delivered to Lender by all Guarantors, as amended from time to time.

“Income Taxes” shall mean for any period the aggregate amount of taxes based on income or profits for such period of the operations of the Parties determined in accordance with GAAP on a Consolidated basis (to the extent such income and profits were included in computing Consolidated Net Income).

“Indebtedness” shall mean all indebtedness and liabilities (including without limitation interest (including without limitation interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the Maturity Date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Parties whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees and other charges) arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of any Party to Lender, in any manner and at any time, whether arising under this Agreement, or under the Guaranty or any of the other Loan Documents, due or hereafter to become due, now owing or that may hereafter be incurred by any Party to Lender, and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Parties (whether direct or contingent) shall be determined without duplication.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Investment” shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any contingent obligation) in respect of any Capital Stock, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in Capital Stock in any other Person, including, without limitation, any investment made in exchange for the issuance of Capital Stock of such Person.

“Lien” shall mean the security interest or lien arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, financing statement or comparable notice or other filing or recording, Capitalized Lease, consignment or bailment for security, subordination of any claim or right, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including, with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Guaranty, the Collateral Documents, and any other documents, certificates, instruments or agreements executed or delivered pursuant to or in connection with any such document or this Agreement, as such documents may be amended or otherwise modified from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parties, taken as a whole, (b) the ability of the Parties to perform their respective obligations under this Agreement, the Note or any other Loan Document to which any of them is a party, or (c) the validity or enforceability of this Agreement, the Note or any of the other Loan Documents or the rights or remedies of Lender hereunder or thereunder.

“Maturity Date” shall mean August 20, 2008.

“Mexican Equipment Pledge” shall mean a pledge or security agreement in form acceptable to Lender pursuant to which a security interest in assets of Staktek Group L.P., a Texas limited partnership located in Mexico is granted to Lender and perfected therein.

“Note” shall mean the promissory note, made by Borrower to Lender in form acceptable to Lender, as such Note may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Off-Balance Sheet Liability(ies)” of a Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes place of borrowing but which does not constitute a liability on the balance sheets of such person, but excluding from this clause operating leases.

“Party(ies)” shall mean Borrower and Guarantors and each of their respective direct and indirect Subsidiaries.

“Permitted Investments” shall mean with respect to any Person:

(a) Governmental Obligations;

(b) Obligations of a state of the United States, the District of Columbia or any possession of the United States, or any political subdivision thereof, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

(c) Banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, or depository receipts issued by or maintained with any a bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by any Party in the ordinary course of business;

(d) Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

(e) Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(f) Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.

“Permitted Liens” shall mean with respect to any Person:

(a) Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s liens or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made, therefor and the aggregate amount of such Liens is less than $200,000;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation in the ordinary course of business; and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in aggregate amount for such insurance or self-insurance arrangements not to exceed $500,000;

(d) deposits to secure (i) the performance of tenders or bids, trade contracts (other than for borrowed money), statutory obligations, surety, customs, stay and appeal bonds, performance and return of money bonds, government contracts and other obligations of a like nature or (ii) the performance of leases permitted hereunder, in each case given or incurred on terms, in amounts and otherwise in the ordinary course of business not to exceed in the aggregate $500,000; and

(e) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances or Liens incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such Person.

“Person” shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

“Responsible Officer” shall mean the chief executive officer, chief financial officer, treasurer or the president of the respective Party, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of the respective Party or any other officer having substantially the same authority and responsibility.

“Security Agreement” shall mean collectively, one or more security agreements executed and delivered as of the date hereof, or to be executed and delivered after the Effective Date, by Borrower and its Subsidiaries in favor of Lender, as the same is amended from time to time.

“Senior Credit Agreement” means that certain Revolving Credit and Term Loan Agreement dated August 19, 2003, by and between Staktek Holdings, Inc., SC Merger Sub, Inc. and Research Applications, Inc., Comerica Bank as administrative agent, documentation agent, structuring lender and lead arranger (the “Agent”), and the banks from time to time party thereto, as the same may be amended, restated or otherwise modified from time to time after the date thereof.

“Senior Credit Facility” means the loan transaction evidenced by the Senior Credit Agreement.

“Subsidiary(ies) “ shall mean any other corporation, association, joint stock company, business trust, limited liability company or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of Borrower.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code of any applicable state.

2. TERM LOAN

2.1 Term Loan. Subject to the terms and conditions hereof, Lender agrees to lend to the Borrower, in a single disbursement, the amount of Thirty-four Million Five Hundred Thousand Dollars ($34,500,000). Of such amount, Seventeen Million One Hundred Ninety-eight Thousand Two Hundred Fifty Dollars ($17,198,250) shall be advanced by Austin Ventures VII, L.P. and Seventeen Million Three Hundred One Thousand Seven Hundred Fifty Dollars ($17,301,750) shall be advanced by Austin Ventures VIII, L.P. Borrower hereby unconditionally promises to pay to Lender the unpaid principal amount of the Term Loan outstanding on the Maturity Date together with accrued and unpaid interest thereon pursuant to the terms of this Agreement.

2.2 Accrual of Interest. The unpaid principal Indebtedness outstanding from time to time under the Term Loan shall bear interest at the rate of seventeen percent (17%) per annum, compounded quarterly on the last day of each calendar quarter beginning September 30, 2003. There shall be no readvance or reborrowings of any principal reductions of the Term Loan. Interest shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed.

2.3 Repayment. To the extent not prohibited by the AV Subordination Agreement, accrued but unpaid interest on principal outstanding from time to time shall be payable at the rate of twelve percent (12%) per annum on the first day of each calendar quarter commencing January 1, 2005. Accrued but unpaid interest (including but not limited to interest on outstanding principal in an amount equal to the difference between the rate of interest accrued pursuant to Section 2.2 above and the amount to be paid under this Section 2.3) shall be added to principal and shall thereafter accrue interest. Principal and all unpaid interest shall be payable in full on the Maturity Date. Payments shall be applied first to interest owing, then to any other sums (other than principal) owing under this Agreement or the other Loan Documents, and finally to principal. All payments made shall be credited prorata to each Lender in proportion to the then outstanding principal amount owed to such Lender.

2.4 Interest on Default. In the event and so long as any Event of Default shall exist, interest shall accrue on the principal amount of the Term Loan from time to time outstanding (and, to the extent delinquent, on all other monetary obligations of the Borrower hereunder and under the other Loan Documents) at a per annum rate equal to the interest rate set forth in Section 2.2 above plus two percent (2%) per annum.

3. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants (and such representations and warranties shall survive until the Maturity Date and thereafter until the final payment in full of the Indebtedness and the performance by Borrower of all other obligations under this Agreement):

3.1 Corporate Authority. Borrower and each Guarantor is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation and is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

3.2 Due Authorization. Execution, delivery and performance of this Agreement and the other Loan Documents are within Borrower’s and each Guarantor’s respective power, have been duly authorized, are not in contravention of any law applicable to such Party or the terms of such Party’s organizational documents and do not require the consent or approval of any governmental body, agency or authority.

3.3 Enforceability of Agreement and Loan Documents. This Agreement and each of the other Loan Documents have each been duly executed and delivered by Borrower’s or Guarantor’s, as the case may be, duly authorized officers and constitute the valid and binding obligations of such Party, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

3.4 Consents, Approvals and Filings, Etc. No authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) is required in connection with the execution, delivery and performance by Borrower or any other Party (other than Lender) of this Agreement and any of the other Loan Documents or any other documents or instruments to be executed and or delivered by Borrower or any other Party in connection therewith or herewith.

3.5 Incorporation of Representations and Warranties Under Senior Credit Facility. Borrower hereby incorporates by reference as though set forth herein in their entirety and reaffirms, as to each borrower under the Senior Credit Agreement, each of the representations and warranties contained in the Senior Credit Agreement or made in connection with the Senior Credit Facility.

4. AFFIRMATIVE COVENANTS

Borrower covenants and agrees that it will, and, as applicable, it will cause each of the Parties to, until the Maturity Date and until final payment in full of the Indebtedness and the performance by Borrower of all other obligations under this Agreement and the other Loan Documents:

4.1 Financial Statements. Furnish to Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower and its Subsidiaries, a copy of the audited Consolidated and unaudited Consolidating financial statements of the Parties as at the end of such year and the related audited Consolidated and unaudited Consolidating statements of income, stockholders equity, and cash flows for such year or partial year and underlying assumptions, setting forth in each case in comparative form the figures for the previous year, certified as being fairly stated in all material respects by an independent, nationally recognized certified public accounting firm reasonably satisfactory to Lender;

(b) as soon as available, but in any event not later than forty-five (45) days after the end of each fiscal quarter, a report (the “Intellectual Property Report”) certified to by a Responsible Officer as being true and correct, listing all (i) registered patents, trademarks and copyrights acquired or otherwise obtained by any Party during the prior fiscal quarter, (ii) all applications made for registration of patents, trademarks or copyrights during the prior fiscal quarter by any Party and (iii) all new licenses agreements, or amendments to existing license agreements to or by any Party relating to any intellectual property entered into during the prior fiscal quarter. Copies of all such license agreements shall be attached as an exhibit to the Intellectual Property Report; and

(c) as soon as available, but in any event not later than thirty (30) days after the end of each month commencing with the first full month after the date hereof, internally prepared unaudited Consolidated and Consolidating balance sheets of the Parties as at the end of such month and the related unaudited statements of income, stockholders equity and cash flows of the Parties for the portion of the fiscal year through the end of such fiscal month, setting forth in each case in comparative form (i) the figures for the corresponding periods in the previous year and (ii) the figures for the relevant period set forth in the projections delivered for such year pursuant to Section 4.2(d), and certified by a Responsible Officer as being fairly stated in all material respects and attaching a schedule of outstanding Funded Debt (other than Debt under the Senior Credit Facility or the loan evidenced hereby) of the Parties describing in reasonable detail for each debt issue or loan outstanding the principal amount and amount of accrued interest with respect to each such debt issue or loan; and

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by such officer and disclosed therein), provided however that the financial statements delivered pursuant to clauses (b) and (c) hereof will not be required to include footnotes and will be subject to year-end adjustments.

4.2 Certificates; Other Information. Furnish to Lender:

(a) Within thirty (30) days after and as the end of each fiscal quarter, a Covenant Compliance Report in form reasonably satisfactory to Lender.

(b) Promptly upon receipt thereof, Borrower shall deliver copies of all final significant reports submitted by the Parties’ firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Parties made by such accountants, including any comment letter submitted by such accountants to management in connection with their services;

(c) Any other financial reports, statements, press releases or any other material information delivered to the holders of the Senior Credit Facility pursuant to the Senior Credit Facility documents (to the extent not otherwise required hereunder), as and when delivered to such Persons;

(d) Not later than October 31st of any year, Borrower shall prepare and deliver to Lender projections of Borrower and its Subsidiaries for the next succeeding fiscal year, on a month to month basis, including a balance sheet, income instatement and statement of cash flows as at the end of each relevant period and for the period commencing at the beginning of the fiscal year and ending on the last day of such relevant period; and

(e) Promptly and in form to be reasonably satisfactory to Lender, such additional financial and/or other information, or other reports as Lender may from time to time reasonably request.

Borrower shall furnish to Lender from time to time, such additional schedules, certificates and reports respecting all or any of the Collateral, the items or amounts received by the Parties in full or partial payment thereof, and any goods (the sale or lease of which shall have given rise to any of the Collateral) possession of which has been obtained by the Parties, all to such extent as Lender may reasonably request. Any such schedule, certificate or report shall be certified as accurate by a Responsible Officer and shall be in such form and detail as Lender may reasonably specify.

4.3 Payment of Obligations. Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parties.

4.4 Conduct of Business and Maintenance of Existence; Compliance with Laws.

(a) Continue to engage (whether through Subsidiaries or otherwise) in the business as substantially now conducted by the Parties and businesses related thereto; and preserve, renew and keep in full force and effect its existence, except as otherwise permitted pursuant to Sections 5.4 and 5.5, and in the case of Borrower, continue to be solely a holding company and not acquire any material operating or other assets, other than shares of stock or membership or other equity interest in the Parties;

(b) take all reasonable action it deems necessary in its reasonable business judgment to maintain all rights, privileges and franchises necessary in the normal conduct of its business except as otherwise permitted pursuant to Section 5.5 or where the failure to so maintain would not reasonably be expected to have a Material Adverse Effect; and

(c) comply with all Contractual Obligations and Requirements of Law (as defined in the Senior Credit Agreement), except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.5 Maintenance of Property; Insurance. Keep all material property it deems, in its reasonable business judgment, useful and necessary in its business in working order (ordinary wear and excepted), except where the failure to maintain such property could not reasonably be expected to have a Material Adverse Effect and maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate; and in the case of all policies covering any Collateral, all such insurance policies shall provide that the loss payable thereunder shall be payable to such Party, and to Lender (as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear, and certificates evidencing such policies, including all endorsements thereto, to be deposited with Lender upon its request.

4.6 Inspection of Property; Books and Records, Discussions. Permit Lender, through its authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours, upon the request of Lender, to examine each Party’s books, accounts, records, ledgers and assets and properties of every kind and description wherever located; (b) at any time and from time to time, upon the request of Lender, to conduct full or partial collateral audits of the Parties to be completed by an appraiser as may be selected by Lender and consented to by

Borrower (such consent not to be unreasonably withheld), with all reasonable costs and expenses of such audits to be reimbursed by Borrower, provided that, so long as no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to reimburse Lender for more than two (2) such audits in any calendar year and provided further that Borrower shall be obligated to reimburse Lender for all collateral audits performed after the occurrence and during the continuance of a Default or an Event of Default; and (c) permit Lender or its authorized representatives, at reasonable times to visit all of their respective offices, discuss their respective financial matters with their respective officers and independent certified or chartered public accountants, as applicable, and, by this provision, Borrower authorizes such accountants to discuss the finances and affairs of any Party (provided that Borrower is given an opportunity to participate in such discussions) and examine any of its or their books and other corporate records.

4.7 Notices. Promptly give notice to Lender of:

(a) the occurrence of any Default or Event of Default of which any Party has knowledge;

(b) any (i) litigation, investigation or proceeding which may exist at any time between any Party and any Governmental Authority or other third party, which in either case, if not cured or if it is reasonably likely to be adversely determined, as the case may be, would have a Material Adverse Effect or (ii) any adverse change in the financial condition of any Party since the date of the last audited financial statements delivered pursuant to Section 4.1(a) hereof which could reasonably be expected to have a Material Adverse Effect;

(c) any event which any Party believes could reasonably be expected to have a Material Adverse Effect;

(d) promptly after becoming aware of the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by any Party) which could reasonably be expected to have a Material Adverse Effect upon any Party setting forth the details of such position and the financial impact thereof;

(e) provide prompt written notice to Lender of (i) all jurisdictions in which any Party becomes qualified after the Effective Date to transact business, (ii) the acquisition or creation of any new Subsidiaries, and (iii) any material change after the Effective Date in the authorized and issued Capital Stock of any Party or any other material amendment to their charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable; and

(f) concurrently with the delivery thereof, any written notices to the holders of the Senior Credit Facility (in their capacity as holders of such debt).

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower has taken or proposes to take with respect thereto.

4.8 Hazardous Material Laws. (a) Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all required material permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b) Promptly notify Lender and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Party of a material nature relating to its facilities and properties or compliance with Hazardous Material Laws which, if adversely determined, could reasonably be expected to have a Material Adverse Effect and shall promptly cure and have dismissed with prejudice to the satisfaction of Lender any actions and proceedings relating to compliance with Hazardous Material Laws to which any Party is named a party, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserve;

(c) To the extent necessary to materially comply with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material; and

(d) Provide such information and certifications which Lender may reasonably request from time to time to evidence compliance with this Section 4.8.

4.9 Fixed Charge Coverage Ratio. From and after repayment of the Senior Credit Facility and termination of the “Revolving Credit Aggregate Commitment” thereunder, maintain a Fixed Charge Coverage Ratio (as defined in the Senior Credit Agreement) for each fiscal quarter (commencing with the quarter including September 30, 2003) of not less than 1.25 to 1.00.

4.10 Senior Leverage Ratio. From and after full repayment of the Senior Credit Facility and termination of the “Revolving Credit Aggregate Commitment” thereunder, maintain a Senior Leverage Ratio (as defined in the Senior Credit Agreement) for each fiscal quarter ending during the periods specified below of not more than the following amounts during the periods specified below:

Period	Ratio
September 30, 2003 through December 31, 2003	2.00 to 1.00

January 1, 2004 through December 31, 2004	1.50 to 1.00

4.11 Total Leverage Ratio. From and after full repayment of the Senior Credit Facility and termination of the “Revolving Credit Aggregate Commitment” thereunder, maintain as of the end of each fiscal quarter during the periods specified below, of not more than the following amounts during the periods specified below:

Period	Ratio
September 30, 2003 through December 31, 2003	3.00 to 1.00

January 1, 2004 through March 31, 2004	2.75 to 1.00

4.12 Current Ratio. From and after full repayments of the Senior Credit Facility and termination of the “Revolving Credit Aggregate Commitment” thereunder, maintain as of the end of each fiscal quarter during the periods specified below, a Current Ratio (as defined in the Senior Credit Agreement) of not less than 1.00 to 1.00.

4.13 Minimum Tangible Net Worth. From and after full repayment of the Senior Credit Facility and termination of the “Revolving Credit Aggregate Commitment” thereunder, maintain a Minimum Tangible Net Worth (as defined in the Senior Credit Agreement), as specified by Lender to the Borrower in writing following receipt by Lender of the Post-Closing Balance Sheet as described in Section 4.20 hereof.

4.14 Minimum Liquidity and Minimum EBITDA.

(a) From and after full repayment of the Senior Credit Facility and termination of the “Revolving Credit Aggregate Commitment” thereunder, maintain a minimum Liquidity (as defined in the Senior Credit Agreement) of $13,500,000.

(b) From and after full repayment of the Senior Credit Facility and termination of the “Revolving Credit Aggregate Commitment” thereunder, maintain a minimum EBITDA as of the end of each fiscal quarter of Borrower ending during the periods specified below; of not less than the following amounts during the periods specified below:

Period	Ratio
January 1, 2004 through March 31, 2004	$27,000,000

April 1, 2004 through June 30, 2004	$29,000,000

4.15 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance by any Party, of this Agreement, the other Loan

Documents, or any other documents or instruments to be executed and/or delivered by any Party, as applicable in connection therewith or herewith, except where the failure to so apply for, obtain or maintain could not reasonably be expected to have a Material Adverse Effect.

4.16 Compliance with ERISA; ERISA Notices. (a) Comply in all material respects with all applicable requirements imposed by ERISA as presently in effect or hereafter promulgated or the Internal Revenue Code, including, but not limited to, the minimum funding requirements of any Pension Plan, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) Promptly notify Lender upon the occurrence of any of the following events if such event could reasonably be expected to have a Material Adverse Effect:

(i) the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA by any Party;

(ii) any Party’s receipt of notice of the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA;

(iii) any Party’s receipt of notice of the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA;

(iv) the failure of any Party to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code;

(v) the withdrawal of any Party from any Multiemployer Plan if Borrower reasonably believes that such withdrawal would give rise to the imposition of withdrawal liability with respect thereto; or

(vi) the occurrence of (i) a “reportable event” which is required to be reported by a Party under Section 4043 of ERISA as defined in ERISA other than any event for which the reporting requirement has been waived by the PBGC or (ii) a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained.

4.17 Security. Take such actions as Lender may from time to time reasonably request to establish and maintain first perfected security interests in and Liens on all of its Collateral (including machinery, equipment, inventory and other assets owned any domestic Party and located in Mexico) subject only to Permitted Liens and other Liens permitted under Section 5.2 hereof.

4.18 Defense of Collateral. Defend the Collateral from any Liens other than Liens permitted by Section 5.2.

4.19 Future Subsidiaries; Additional Collateral.

(a) With respect to each Person which is or becomes a Subsidiary of Borrower (directly or indirectly) on or subsequent to the Effective Date, within thirty (30) days of the date such Person becomes a Subsidiary, cause such Subsidiary to execute and deliver to Lender (x) a Guaranty in form and substance satisfactory to Lender pursuant to which such Subsidiary guarantees all of the Indebtedness and (y) a Security Agreement in form and substance satisfactory to Lender securing all obligations of such Subsidiary under the Guaranty;

(b) With respect to real property located in the United States owned, leased or otherwise acquired by any Party after the Effective Date, not later than sixty (60) days after such property is acquired, such Party shall execute or cause to be executed (unless waived by Lender) (i) in the case of real property owned by a Party, a Mortgage covering such owned real property so long as such real property has an appraised value of greater than $100,000 (such mortgage to be subordinated to any Mortgage granted to secure the Senior Credit Facility) and (ii) in the case of real property leased by a Party, a lessor’s acknowledgment and consent in form and substance reasonably acceptable to Lender so long as Collateral with an appraised value of greater than $100,000 is located on such leased property, together with such real estate documentation and environmental reports and audits as may be required by Lender in its sole discretion, provided, further, if a Default or Event of Default has occurred and is continuing, the applicable Party shall execute or cause to be executed a Mortgage or lessor’s acknowledgement and consent, as applicable, irregardless of the appraised value of the real property or Collateral, and deliver such Mortgage or lessor’s acknowledgment to Lender together with such real estate documentation as may be required by Lender, in its sole discretion;

in each case in form reasonably satisfactory to Lender, in its reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by Lender and the Parties shall take, or cause to be taken, such steps as are necessary or advisable under applicable law to perfect the liens contemplated by this Section 4.19.

4.20 Post-Closing Balance Sheet. Within sixty (60) days after the date hereof deliver to Lender a post-closing balance sheet (“Post-Closing Balance Sheet”), such post-closing balance sheet to be true and correct in all material respects and certified by a Responsible Officer, and otherwise satisfactory in form and substance to Lender.

4.21 Further Assurances. Execute and deliver or cause to be executed and delivered to Lender within a reasonable time following Lender’s request, and at Borrower’s expense, such other documents or instruments as Lender may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.

4.22 Senior Credit Facility. Pay and perform all obligations of Borrower and its Subsidiaries under the Senior Credit Facility in a timely manner when due.

5. NEGATIVE COVENANTS.

Borrower covenants and agrees that, until the Maturity Date and thereafter until final payment in full of the Indebtedness and the performance by Borrower of all other obligations under this Agreement and the other Loan Documents, it will not, and it will not cause, allow or permit its Subsidiaries to:

5.1 Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:

(a) Indebtedness under this Agreement and the other Loan Documents;

(b) any Debt existing on the date hereof (including the Senior Credit Facility) and any renewals, extensions or refinancing of such Debt in amounts not exceeding the scheduled principal amounts (less any required amortization according to the terms thereof), on substantially the same terms as in effect on the date hereof and otherwise in compliance with this Agreement;

(c) Debt of Borrower or any Subsidiary, excluding Debt otherwise permitted under this Section 5.1, incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan or a Capitalized Lease), provided that both at the time of and immediately after giving effect to the incurrence thereof and the retirement of any Indebtedness which is concurrently being retired, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate amount of all such Debt shall not exceed $750,000 at any one time outstanding;

(d) Unsecured Funded Debt which has been subordinated in right of payment and priority to (i) the Senior Credit Facility on terms and conditions reasonably satisfactory to the Agent and the Majority Banks thereunder, and (ii) the terms of the Indebtedness on terms and conditions reasonably satisfactory to Lender;

(e) Debt under any Hedging Transactions;

(f) Guarantee Obligations permitted under Section 5.3 or any other Loan Document;

(g) current unsecured trade, utility or nonextraordinary accounts payable (including without limitation, operating leases and short term Debt owed to vendors) arising in the ordinary course of Borrower’s or such Subsidiaries’ businesses;

(h) Debt in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 4.3;

(i) Debt arising from judgments or decrees in circumstances not constituting an Event of Default under Section 6.1;

(j) Intercompany Loans, but only to the extent permitted under Section 5.8 hereof;

(k) Non-current liabilities for post-employment healthcare and other insurance benefits;

(l) Debt secured by Permitted Liens;

(m) Additional unsecured Debt not otherwise described above, provided that both at the time of and immediately after giving effect to the incurrence thereof and after giving effect to retirement of any Indebtedness which is concurrently being retired (i) no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate amount of all such Debt shall not exceed $500,000 at any one time outstanding;

(n) Debt incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations, all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Borrower’s industry;

(o) Debt under the “Holdings Note” described in the Senior Credit Agreement, provided, however, that payments of principal on the Holdings Note shall be made solely as permitted in the Senior Credit Agreement; and

(p) Debt incurred under Sections 5.1(b), (c), (i) and (m) may not exceed $2,000,000 in the aggregate at any one time outstanding.

5.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Permitted Liens;

(b) Liens securing Debt permitted by Section 5.1(c), provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital asset, (ii) such Liens do not at any time encumber any property other than the property, equipment or improvements financed by such Debt, and (iii) the principal amount of Debt secured by any such Lien shall at no time exceed 100% of the original purchase price of such property, equipment or improvements and related costs and charges imposed by the vendors thereof;

(c) Liens in favor of Lender, as security for the Indebtedness;

(d) attachments, judgments and other similar Liens (other than any judgment that constitutes an Event of Default under Section 6.1), arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith by appropriate proceedings;

(e) other Liens, existing on the Effective Date, set forth on Schedule 8.2 attached to the Senior Credit Agreement and renewals, refinancings and extensions thereof on substantially the same terms as in effect on the Effective Date and otherwise in compliance with this Agreement;

(f) Liens arising from precautionary UCC financing statements regarding operating leases;

(g) Liens granted to Lender or other financial institutions in the ordinary course of business in connection with, and which solely encumber, deposit, disbursement or concentration accounts (other than in connection with borrowed money) maintained with such Lender or financial institutions on funds and other items in such accounts;

(h) deposits made in the ordinary course of business to secure liabilities to insurance carriers;

(i) any interest of title to a lessor or a sub-lessor under any lease; and

(j) Liens in favor of the Agent as security for the obligations of Borrower and its Subsidiaries under the Senior Credit Facility.

5.3 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except (a) the Guaranty, (b) Guarantee Obligations by Borrower or any Subsidiary in respect of Debt incurred by Borrower or any Guarantor, as the case may be, in compliance with this Agreement, (c) Guarantee Obligations of Borrower or its Subsidiaries in respect of the Subordinated Debt (provided that such Guarantee Obligations are subordinated to the Indebtedness on terms acceptable to Lender), (d) Guarantee Obligations existing on the date hereof, (e) Guarantee Obligations arising pursuant to the RAI Merger Documents and the Merger Documents or with respect to customary indemnification and purchase price adjustment obligations incurred in connection with any sale or disposition of assets, (f) Guarantee Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and similar obligations provided that the aggregate amount of such Guarantee Obligations does not exceed $250,000 in the aggregate, and (g) Guarantee Obligations arising under indemnity agreements to title insurers to cause such title insurer to issue to Lender mortgagee title insurance policies.

5.4 Acquisitions. Purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests of any Person, firm or corporation, or any shares of stock (or other ownership interests) of any corporation, trusteeship or association, or any business or going concern, or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition.

5.5 Limitation on Mergers, other Fundamental Changes or Sale of Assets. Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired or make any material change in its capital structure or present method of conducting business, except:

(a) inventory leased or sold in the ordinary course of business;

(b) the disposition of obsolete or worn out property or equipment, or property or equipment no longer useful in the conduct of Borrower’s or any Subsidiary’s business;

(c) the Merger and the RAI Merger;

(d) mergers or consolidations of any domestic Subsidiary with or into the Borrower or any Guarantor (so long as the Borrower or such Guarantor shall be the continuing or surviving entity); provided that at the time of each such merger or consolidation, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(e) any Subsidiary may liquidate or dissolve into Borrower if Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower;

(f) sales or transfers, including upon voluntary liquidation (other than sales or transfers of stock or other ownership interests) (i) between Borrower and any Guarantor or (ii) from any Subsidiary to Borrower or any Guarantor;

(g) Asset Sales in which the sales price is at least the fair market value of the assets sold and the consideration received is cash and where the aggregate amount of such Asset Sales does not exceed $100,000 in any fiscal year and (ii) other Asset Sales approved by Lender in its sole discretion;

(h) the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business; and

(i) dispositions of owned or leased vehicles in the ordinary course of business.

5.6 Restricted Payments. Declare or make, or permit any Subsidiary, to, declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Capital Stock, as applicable, or purchase, redeem or otherwise acquire for value any Capital Stock, as applicable, or any warrants, rights or options to acquire such shares or membership interests, now or hereafter outstanding (collectively, “Purchases”), except that:

(a) the Parties may make Distributions to Borrower;

(b) Borrower may accrue, but not pay, dividends on its Capital Stock; and

(c) the Parties may declare and make dividends to their respective shareholders payable solely in shares of that class of stock held by such shareholders.

Distributions permitted by Sections (b) -(c) above shall not be made while a Default or Event of Default shall have occurred and is continuing.

5.7 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for Capital Expenditures, the amount of which in any fiscal year shall not exceed the amounts indicated on Schedule 8.7 to the Senior Credit Agreement on the date hereof.

5.8 Limitation on Investments, Loans and Advances. Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person, firm, corporation or other entity or association, other than:

(a) Permitted Investments;

(b) Investments existing on the Effective Date and listed on Schedule 8.8 of the Senior Credit Agreement on the date hereof;

(c) extensions of trade credit in the ordinary course of business;

(d) Intercompany Loans, Advances or Investments made on or after the Effective Date by Borrower or Guarantor to Borrower or any Guarantor, provided that any Intercompany Loan hereunder shall be evidenced by and funded under an Intercompany Note encumbered pursuant to the appropriate Collateral Document, and provided further that at the time any such loan, advance or investment is made (both before and after giving effect thereto), no Default or Event of Default has occurred and is continuing;

(e) Investments in respect of Hedging Transactions;

(f) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g) loans and advances to employees, officers and directors of Borrower or any Guarantor in connection with equity incentive arrangements after the date hereof, provided that the proceeds of such loans and advances are paid to Borrower or Guarantor, as applicable, in connection with such equity incentive arrangements; and provided further that both at the time of and immediately after giving effect to any such Investment, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate amount of such Investment shall not exceed $500,000 over the term of this Agreement;

(h) Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business such deposits to be within normal commercial standards and not to exceed $750,000 in the aggregate; and

(i) Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $750,000 in the aggregate at any time outstanding.

(j) Other Investments not described above provides that at the time of making such Investment and immediately after giving effect to such Investment no Default or Event of Default shall have occurred and be continuing and the aggregate amount of all such Investments shall not exceed $750,000 over the term of this Agreement.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 5.8 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

5.9 Transactions with Related Parties. Except as set forth in Schedule 8.9 to the Senior Credit Agreement, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Related Parties of the Parties except (a) transactions otherwise permitted under this Agreement (including, without limitation, pursuant to Section 5.15 hereof); (b) transactions in the ordinary course of a Party’s business and upon fair and reasonable terms no less favorable to such Party than it would obtain in a comparable arms length transaction from unrelated third parties and disclosed in writing to Lender on an annual basis.

5.10 Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by a Party of real or personal property which has been or is to be sold or transferred by such Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Party, as the case may be.

5.11 Limitation on Negative Pledge Clauses. After the date hereof, except for such agreements, documents or instruments which are in effect on the date hereof and which are set forth on Schedule 8.11 to the Senior Credit Agreement, enter into any agreement, document or instrument which would (i) restrict or prevent the Parties from granting Lender Liens upon their respective assets which are senior in priority to all other Liens, except for the Permitted Liens and Liens permitted by Section 5.2 and any other agreements, documents or instruments pursuant to which Liens not prohibited by the terms of this Agreement are created, entered into, or allowed to exist (but limited to the property encumbered by such Lien) and customary anti-assignment provisions contained in leases or licensing agreements entered into by any such Person (as lessee) in the ordinary course of business, or (ii) enter into any agreement, contract or arrangement (excluding this Agreement and the other Loan Documents) restricting the ability of any Subsidiary of Borrower to pay or make dividends or distributions in cash or kind to Borrower or Guarantor, to make loans, advances or other payments of whatever nature to any Party, or to make transfers or distributions of all or any part of its assets to any Party.

5.12 Prepayment of Debts. Prepay, purchase, redeem or defease any Debt for money borrowed or any Capitalized Leases other than (i) payments (including prepayments) of the Senior Credit Facility and the Holdings Note and (ii) payments under this facility.

5.13 Intentionally Omitted.

5.14 Modification of Certain Agreements. (a) Make, permit or consent to any amendment or other modification to the constitutional documents of the Parties, the RAI Merger Documents or the Merger Documents except to the extent that any such amendment or modification (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Banks as creditors under this Agreement, the other Loan Documents or any other document or instrument delivered in connection therewith in any respect and (iii) could not reasonably be expected to have a Material Adverse Effect, and (b) without the written consent of Lender (i) amend, permit or consent to the amendment of the Samsung License Agreement (as defined in the Senior Credit Agreement) prior to the Samsung License Maturity Date (as defined in the Senior Credit Agreement) if as a result of such amendment the cumulative royalties that would reasonably be expected to be received on or before June 30, 2007, under the Samsung License, as amended, are less that the projected cumulative royalty payments (as set forth on Schedule 8.14 attached to the Senior Credit Agreement) to be received from the date of such amendment to the Samsung License Maturity Date, or (ii) terminate, or consent to the termination of the Samsung License Agreement prior to the Samsung License Maturity Date.

5.15 . Intentionally Omitted.

5.16 Fiscal Year. Permit the fiscal year of any Party to end on a day other than December 31.

5.17 Lease Obligations. Enter into, assume or permit to exist any obligations for the payment of rent under operating leases and real property leases in excess, in the aggregate of $500,000 in any fiscal year, except as described on Schedule 8.17 attached to the Senior Loan Agreement, provided, further, that any operating and real property lease agreements which require rent payments in excess of $500,000 in any fiscal year which are entered into after the Effective Date shall be subject to the review and approval of the Majority Lender, in their reasonable discretion.

6. DEFAULTS

6.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a) non-payment when due of principal, interest or any other sum owing hereunder or under any of the other Loan Documents;

(b) non-payment of any money by the Borrower under this Agreement or by any Party under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a) above, within three (3) Business Days after notice from Agent that the same is due and payable;

(c) default in the observance or performance of any of the conditions, covenants or agreements of Borrower set forth in Sections 4.1 through 4.6, inclusive, 4.7(a), (b), (c) and (e), 4.8, 4.9 through 4.14, inclusive, 4.16 through 4.20, inclusive or 5 in its entirety, provided that an Event of Default arising from a breach of Sections 4.1(a) through (c) or 4.2(a) through (e) shall be deemed to have been cured upon delivery of the required item; and provided further that any Event of Default arising solely due to a breach of Section 4.7(a) shall be deemed cured upon the earlier of (i) the giving of the notice required by Section 4.7(a) and (ii) the date upon which the Default or event of Default giving rise to the notice obligation is cured or waived;

(d) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement or any of the other Loan Documents by any Party and continuance thereof for a period of thirty (30) consecutive days;

(e) any default in the observance or performance of any of the conditions, covenants or agreements set forth in this Agreement or any of the other Loan Documents;

(f) any representation or warranty made by any Party herein or in any instrument submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;

(g) [Intentionally Omitted];

(h) the rendering of any judgment(s) for the payment of money in excess of the sum of One Hundred Thousand Dollars ($100,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against any Party, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days, except as covered by adequate insurance with a reputable carrier as to which the relevant insurance company has acknowledged coverage;

(i) Borrower shall be dissolved (other than a technical dissolution of a Subsidiary which is cured within 30 days of notice thereof) or liquidated (or any judgment, order or decree therefor shall be entered) except as otherwise permitted herein; or if a creditors’ committee shall have been appointed for the business of Borrower; or if Borrower shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by Borrower, it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Borrower) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of Borrower and shall not have been reversed or dismissed within sixty (60) days; or Borrower shall take any action (corporate or other) authorizing or in furtherance any of the actions described above in this subsection; or

(j) any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against any party thereto (other than in accordance with the terms thereof), as applicable, or the validity, binding effect or enforceability thereof shall be contested by any party thereto, or such Person shall deny that it has any or further liability or obligation under any Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof), invalidated, revoked or set aside or in any way cease to give or provide to Lender the benefits purported to be created thereby.

6.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder Lender may exercise any remedy permitted by law or at equity (subject to the terms and conditions of the AV Subordination Agreement).

6.3 Rights Cumulative. No delay or failure of Lender in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Lender under this Agreement are cumulative and not exclusive of any right or remedies which Lender would otherwise have.

6.4 Waiver by Borrower of Certain Laws. To the extent permitted by applicable law, the Borrower hereby agrees to waive, and do hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest due, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

6.5 Waiver of Defaults. No Event of Default shall be waived by Lender except in a writing. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of rights by Lender. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of Lender in enforcing any of its rights shall constitute a waiver of any of its rights.

7. MISCELLANEOUS

7.1 Law of Texas. This Agreement and the other Loan Documents shall be governed by and construed and enforced in accordance with the laws of the State of Texas (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.2 Interest. In the event the obligation of Borrower to pay interest on the principal balance of the loan evidenced hereby is or becomes in excess of the maximum interest rate which Borrower is permitted by law to contract or agree to pay, then, in that event, the rate of interest shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

7.3 Closing Costs. Borrower agrees to pay, or reimburse Lender for all reasonable closing costs and expenses.

7.4 Notices. Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth on the signature pages hereof or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused;

any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answer back confirmed in the case of telexes and receipt confirmed in the case of telecopies).

7.5 Further Action. From time to time, upon written request of Lender, Borrower shall make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, according to the intent and purpose herein and therein expressed.

7.6 Successors and Assigns; Participations; Assignments.

(a) This Agreement shall be binding upon and shall inure to the benefit of Borrower and Lender and their respective successors and assigns.

(b) The foregoing shall not authorize any assignment by Borrower of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or effective) without the prior written approval of Lender.

7.7 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

7.8 Amendment and Waiver. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

7.9 Taxes and Fees. Should any tax, recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof (other than taxes measured on income), Borrower agrees to pay the same, together with any interest or penalties thereon arising from Borrower’s act or omission, and agrees to hold Lender harmless with respect thereto.

7.10 WAIVER OF JURY TRIAL. BORROWER AND LENDER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER BORROWER NOR LENDER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY LENDER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY LENDER.

7.11 Complete Agreement; Conflicts. This Agreement and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

WITNESS the due execution hereof as of the day and year first above written.

AUSTIN VENTURES VII, L.P., a Delaware Limited Partnership

By:	AV Partners VII, L.P.
Its:	General Partner

By:	/s/ Joseph C. Aragona
Joseph C. Aragona
General Partner

Address for Notices:
c/o Austin Ventures
300 West Sixth Street, Suite 2300
Austin, Texas 78701
Attention: Chief Financial Officer
Facsimile No.: (512) 476-3952

AUSTIN VENTURES VIII, L.P., a Delaware Limited Partnership

By:	AV Partners VIII, L.P.
Its:	General Partner

By:	/s/ Joseph C. Aragona
Joseph C. Aragona
General Partner

Address for Notices:
c/o Austin Ventures
300 West Sixth Street, Suite 2300
Austin, Texas 78701
Attention: Chief Financial Officer
Facsimile No.: (512) 476-3952

SIGNATURE PAGE TO LOAN AGREEMENT

STAKTEK HOLDINGS, INC., A Delaware corporation

By:	/s/ Joseph C. Aragona
Joseph C. Aragona
President

Address for Notices:
c/o Austin Ventures
300 West Sixth Street, Suite 2300
Austin, Texas 78701
Attention: Chief Financial Officer
Facsimile No.: (512) 476-3952

SIGNATURE PAGE TO LOAN AGREEMENT